SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):     March 24, 2011

 Amarok Resources, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-156594	98-0599925
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30021 Tomas Street, Suite 300, Rancho Santa Margarita, CA 92688
(Address of Principal Executive Offices)                (Zip Code)

Registrant’s telephone number, including area code: (949) 682-7889

_______________________________________________
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
Item 1.01   Entry into a material Definitive Agreement.

Purchase and Sale Agreement
The Company entered into an Agreement with Warrior Ventures, Inc. – signed March 24, 2011, (the “Agreement”), Assigning all right title and interest in the “McNeil” property consisting of 20 claims totaling 256 claim units in McNeil and Robertson townships in the Larder Lake Mining Division.

The property is 60 km west of Kirkland Lake, 50 km southeast of Timmins, and 25 km northwest of Matachewan. The property is 4119.3 ha in area and is centered at approximately 510000E/5332000N (UTM Co-ordinates) or 80º52’W/48º07’N (latitude/longitude) in National Topographic System 1:50,000 map sheet 42A/02.

The Company will pay consideration consisting of one million four hundred thousand (1,400,000) Common Shares and options to purchase 1,400,000 Common Shares (the "Option") at a price of $1.00 per Purchaser Share (the "Option Shares") until October 1, 2011.  Any portion of the Option remaining unexercised as of September 1, 2011 may be exercised at a price of $1.25 per Purchaser Share until March 31, 2012, after which the Options shall automatically terminate.

As of the date on which the agreement was entered into, no material relationships other than the subject agreement and those relationships disclosed in this current report on Form 8-K, existed between Amarok Resources Inc., its officers, directors or other affiliates and Warrior Ventures, Inc. or any other parties to the agreements.

Section 8 – Other Events
Item 8.01   Other Events

Recent Press Releases

Amarok Acquires Significant Land Position within Prolific Abitibi Greenstone Belt

Rancho Santa Margarita, CA, March 31, 2011 – Amarok Resources Inc. (OTCBB: AMOK) Amarok Resources Inc. (the “Company” or “Amarok”) is pleased to announce it has signed an agreement with Warrior Ventures, Inc. a private company, to acquire 100% of the McNeil Gold Property.  The McNeil property is located within the Abitibi Greenstone belt, approximately 30 miles southeast of Timmins, Ontario, Canada and approximately 35 miles west of Kirkland Lake, Ontario, Canada.

The Abitibi Greenstone belt is host to one of North America’s largest gold producing districts along with the famous Porcupine-Destor fault zone. The Porcupine Mining District (Timmins) has produced in excess of 70 million ounces of gold from such famous producers as the Hollinger Mine, McIntyre Mine, Pamour Mine and Canada’s longest continuously producing gold mine with nearly 100 years continuous production, the Dome Mine.  The Kirkland Lake area, known as the Larder Lake Mining District, has produced in excess of 24 million ounces of gold with such famous producers as the Wright-Hargreaves Mine, the Lakeshore Mine and the Macassa Gold Mine.  Combined these two districts have produced over 80 % of Canada’s total gold production to date.

The McNeil Gold Property includes 256 claim units, approximately 10,100 acres (4100 hectares), and consists of numerous high-grade shafts and past showings along with many new discoveries made through past work programs. Throughout the approximate 5.2 mile by 3.7 mile McNeil property, there are extensive gold mineralization occurrences and zones. The Isadore-MicMac zone covers an area of 1.2 miles by 0.6 miles and has numerous gold showings.  Given the size and extent of the Isadore-MicMac zone, the potential exists for a large tonnage, "Super-Pit" style gold enrichment similar to those being currently mined near Timmins Ontario such as the Porcupine Gold Mines.  Porcupine Gold Mines is owned by GoldCorp and consists of the Hoyle Pond and Dome underground mines.

The purchase price of the property will consist of the issuance to Warrior of 1,400,000 shares of Amarok’s restricted common stock along with an option to purchase 1,400,000 common shares of Amarok Resources, Inc. at a price of $1.00 per common share until October 1, 2011.  Any options remaining unexercised as of October 2, 2011 may be exercised at a price of $1.25 per common share until March 31, 2012, after which the option to purchase any shares of Amarok will automatically terminate. These shares will be issued subject to Rule 144 of the United States Securities Regulations.

Amarok Resources is a US based exploration and development Company, focusing on the acquisition and development of Gold, Silver and base metal projects which demonstrate high probability for near term production.  Amarok is quoted on the OTCBB under the symbol AMOK.

AMOK encourages those interested in our Company to rely only on information included in our filings with the United States Securities and Exchange Commission which can be found at www.sec.gov. Statements released by Amarok Resources, Inc. that are not purely historical are forward-looking within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes, intentions, and strategies for the future. Investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the company's business prospects and performance. The company's actual results could differ materially from those in such forward-looking statements. Risk factors include but are not limited to general economic, competitive, governmental, and technological factors as discussed in the company's filings with the SEC on Forms 10-K, 10-Q, and 8-K. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

For additional information please contact:
Amarok Resources, Inc.
30021 Tomas Street, Suite 300
Rancho Santa Margarita, CA 92688
Telephone: 949-682-7889
Email: info@amarokresources.com

Visit the Amarok Resources, Inc. web site at www.amarokresources.com.  Information included on the Company's website is not incorporated herein by reference or otherwise.

Section 9 – Financial Statements and Exhibits
Item 9.01   Financial Statements and Exhibits

Exhibits

Amarok Resources, Inc. includes herewith the following exhibits:

10.1	Agreement – Purchase and Sale Agreement between the Company and Warrior Ventures, Inc., an Alberta Corporation – signed March 24, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Amarok Resources, Inc.

	By:	/s/ Ron Ruskowsky
Name: Ron Ruskowsky
Title: President, Treasurer and Director
(Principal Executive Officer and Principal Financial Officer)
Dated: March 31, 2011